Exhibit 4.2

ELEVENTH SUPPLEMENTAL INDENTURE

ELEVENTH SUPPLEMENTAL INDENTURE, dated as of June 18, 2025 (this “Supplemental Indenture”), between United States Steel Corporation, a Delaware corporation (the “Company”) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of May 21, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 21, 2007 (the “First Supplemental Indenture”), among the Company and the Trustee, relating to the Company’s 6.65% Senior Notes due June 1, 2037 (the “2037 Notes”), and as further supplemented by the Tenth Supplemental Indenture, dated as of February 11, 2021 (the “Tenth Supplemental Indenture” and, collectively with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among the Company and the Trustee, relating to the Company’s 6.875% Senior Notes due March 1, 2029 (the “2029 Notes” and, collectively with the 2037 Notes, the “Notes”);

WHEREAS, in connection with that certain Agreement and Plan of Merger, dated as of December 18, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Company, Nippon Steel North America, Inc., a New York corporation (“Parent”), and 2023 Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), pursuant to which Purchaser will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, in connection with the Merger, the Company shall cease to prepare annual and quarterly reports on Form 10-K and Form 10-Q;

WHEREAS, pursuant to Section 9.01(9) of the Base Indenture, the Company, when authorized by an Establishment Action, and the Trustee, may from time to time enter into a supplemental indenture without the consent of the Holders for the purpose of curing any ambiguity or correcting or supplementing any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture;

WHEREAS, all things necessary to make this Supplemental Indenture a legal and binding supplement to the Indenture in accordance with its terms and the terms of the Indenture have been done; and

WHEREAS, the Company (i) has complied with all conditions precedent provided for in the Indenture relating to this Supplemental Indenture and (ii) desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.01(9) of the Base Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)            Scope of Supplemental Indenture. This Supplemental Indenture constitutes a supplement to the Indenture and an integral part of the Indenture and shall be read together with the Base Indenture and each of the First Supplemental Indenture and Tenth Supplemental Indenture, as applicable, as though all the provisions thereof are contained in one instrument. Except as expressly amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Supplemental Indenture shall only apply to the Notes.

(2)            Definition of Terms.

(a)            Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)            All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Indenture.

(c)            The terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Supplemental Indenture.

(d)            In the event of a conflict between any definition set forth in the Indenture and any definition set forth in this Supplemental Indenture, the definitions set forth in this Supplemental Indenture shall control.

(3)            Amendments to Indenture. With respect to the Notes, each of the First Supplemental Indenture and the Tenth Supplemental Indenture is hereby corrected and supplemented pursuant to Section 9.01(9) of the Base Indenture to amend and restate, in its entirety, the definition of “Consolidated Net Tangible Assets” in Section 1.03 of the First Supplemental Indenture and Section 1.03 of the Tenth Supplemental Indenture as follows:

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated Subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the consolidated balance sheet contained in financial statements for the most recently completed fiscal quarter and prepared by the Company in accordance with GAAP and provided to the Holders within such time periods as would have been required by the Exchange Act if the Company were a “non-accelerated filer” (and which financial statements have not been subsequently disclaimed as being not reliable by the Company) prior to the time as of which “Consolidated Net Tangible Assets” is being determined. Financial statements may be deemed to be provided to holders if the Company (x) posts such financial statements on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders that certify their status as such to the reasonable satisfaction of the Company or (y) otherwise makes the information publicly available (including by posting such information on EDGAR).

(4)            No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture, the Supplemental Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5)            Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

(6)            Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

(7)            Execution in Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (e.g. a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart thereof.

(8)            Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

(9)            Effect on Successors and Assigns. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors and assigns, whether so expressed or not.

(10)          Trustee Disclaimer. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and not the Trustee.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

United States Steel Corporation

By:	/s/ Arne Jahn
Name: Arne Jahn
Title: Vice President – Treasurer & Chief Risk Officer

[Signature Page to Eleventh Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Glenn McKeever
Name: Glenn McKeever
Title: Vice President

[Signature Page to Eleventh Supplemental Indenture]